Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and among
Rub Music Enterprises, Inc.,
RME Delaware Merger Sub, Inc.
and
SANUWAVE, Inc.
dated as of
September 25, 2009

TABLE OF CONTENTS

TABLE OF CONTENTS	i

AGREEMENT AND PLAN OF MERGER	1

ARTICLE I THE MERGER	2

1.1 Merger	2
1.2 Effective Time	2
1.3 Closing	2

ARTICLE II CONVERSION OF SECURITIES	3

2.1 Terms of Merger	3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF RME AND MERGER SUB	7

3.1 Existence and Good Standing of RME	7
3.2 Existence and Good Standing of MERGER SUB	7
3.3 Authority of RME	8
3.4 Authority of MERGER SUB	8
3.5 No Violation	8
3.6 Subsidiaries	8
3.7 Capitalization of RME	9
3.8 Capitalization of MERGER SUB	9
3.9 Options and Warrants of MERGER SUB	9
3.10 Shareholders, Options and Warrants of RME	10
3.11 Officers and Directors	10
3.12 Banks	10
3.13 Title to Assets	10
3.14 Personnel, Compensation and Benefits	10
3.15 Financial Statements	10
3.16 Property	11
3.17 Consents Required	11
3.18 Indebtedness	11
3.19 Contracts	11
3.20 Compliance with Laws	11
3.21 Litigation	12
3.22 Taxes	12
3.23 Insurance Policies	12
3.24 Operations	12
3.25 Permits	12
3.26 Undisclosed Liabilities	12
3.27 Absence of Changes	13
3.28 Accuracy of Information	13
3.29 Improper Payments	13
3.30 Copies of Documents	13
3.31 SEC Filings	13

3.32 SarbanesOxley Compliance	14
3.33 Valid Issuance of Securities	14
3.34 Related Party Transactions	14
3.35 Foreign Assets Control Regulations	14
3.36 Private Offering by RME	14
3.37 Brokers and Finders	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SANUWAVE	15

4.1 Existence and Good Standing of SANUWAVE	15
4.2 Authority of SANUWAVE	15
4.3 No Violation	15
4.4 Subsidiaries	16
4.5 Capitalization of SANUWAVE	16
4.6 Shareholders, Options and Warrants	16
4.7 Officers and Directors	16
4.8 Title to Assets	17
4.9 Personnel, Compensation and Benefits	17
4.10 Financial Statements	17
4.11 Consents Required	18
4.12 Indebtedness	18
4.13 Leases and Contracts	18
4.14 Compliance with Laws	19
4.15 Litigation	19
4.16 Taxes	19
4.17 Permits	19
4.18 Undisclosed Liabilities	19
4.19 Absence of Changes	20
4.20 Accuracy of Information	20
4.21 Improper Payments	20
4.22 Copies of Documents	20
4.23 Brokers and Finders	20

ARTICLE V CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME OF THE MERGER	21

5.1 Conduct and Transactions of RME and MERGER SUB	21
5.2 Conduct and Transactions of SANUWAVE	22

ARTICLE VI RIGHTS OF INSPECTION	23

ARTICLE VII CLOSING	23

7.1 Closing Deliveries of SANUWAVE	23
7.2 Closing Deliveries of RME and MERGER SUB	24

ARTICLE VIII CONDITIONS PRECEDENT TO SANUWAVE’S OBLIGATION	25

8.1 Representations and Warranties True	25
8.2 Performance of Obligations	25
8.3 Changes in Financial Condition of RME and MERGER SUB	25

ii

8.4 Consents	26
8.5 Statutory Requirements	26
8.6 Absence of Pending Litigation	26
8.7 Delivery of Materials	26

ARTICLE IX CONDITIONS PRECEDENT TO RME’S OBLIGATION	26

9.1 Representations and Warranties True	26
9.2 Performance of Obligations	26
9.3 Changes in Financial Condition of SANUWAVE	27
9.4 Statutory Requirements	27
9.5 Absence of Pending Litigation	27
9.6 Delivery of Materials	27

ARTICLE X COVENANTS AND FURTHER ASSURANCE	27

ARTICLE XI TERMINATION OF AGREEMENT AND ABANDONMENT OF REORGANIZATION	28

11.1 Termination	28
11.2 Post Termination Obligations	28

ARTICLE XII ISSUANCE OF SHARES; FRACTIONAL SHARES	29

12.1 Issuance of Share Certificates	29
12.2 Restrictions on Shares Issued to SANUWAVE Stockholders	29

ARTICLE XIII MISCELLANEOUS	29

13.1 Amendment	29
13.2 Representations and Warranties	29
13.3 Notices	30
13.4 Counterparts	30
13.5 Entire Agreement; Not Third Party Beneficiaries	30
13.6 Severability	31
13.7 Expenses	31
13.8 Captions and Section Headings	31
13.9 Governing Law	31
13.10 Enforcement and Interpretation	31
13.11 Time of Essence	31
13.12 Extension; Waiver	32
13.13 Assignment	32

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of the 25th day of September, 2009, by and among Rub Music Enterprises, Inc., a Nevada corporation (“RME”), RME Delaware Merger Sub, Inc., a Delaware corporation (“MERGER SUB”) and Sanuwave, Inc., a Delaware corporation (“SANUWAVE”). As used in this Agreement, capitalized terms have the meanings ascribed to them in Annex A.
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, intentions and understandings:
WHEREAS, RME is a corporation organized under the laws of the State of Nevada on May 6, 2004. RME has authorized capital stock of (i) 50,000,000 common shares, $0.001 par value per share (the “RME Common Stock”), of which 1,500,000 shares are issued and outstanding, and (ii) 5,000,000 preferred shares, $0.001 par value per share (the “RME Preferred Stock”), of which none are issued and outstanding. RME also has outstanding warrants and options (collectively, the “RME Warrants”) to acquire up to 1,500,000 shares of RME Common Stock;
WHEREAS, MERGER SUB is Delaware corporation organized on August 25, 2009. MERGER SUB has authorized capital stock of 100 common shares, $0.001 par value per share (the “MERGER SUB Common Stock”), of which 1 share is issued and outstanding;
WHEREAS, MERGER SUB is a wholly owned subsidiary of RME;
WHEREAS, SANUWAVE is a privately held corporation organized under the laws of the State of Delaware on July 21, 2005. SANUWAVE has authorized capital stock of (i) 750,000 shares of common stock, $0.01 par value per share, (the “SANUWAVE Common Stock”) and (ii) 750,000 shares of the Series A Convertible Participating Preferred Stock, $0.01 par value per share (the “SANUWAVE Preferred Stock”).
WHEREAS, (i) other than the SANUWAVE Common Stock purchased pursuant to the Private Placement Offering (which shall not exceed 20,000 shares of SANUWAVE Common Stock), 17,036.25 shares of the SANUWAVE Common Stock are issued and outstanding, and (ii) 286,850 shares of the SANUWAVE Preferred Stock are issued and outstanding. SANUWAVE also has outstanding warrants and options (collectively, the “SANUWAVE Warrants/Options”) to acquire up to 58,617.52 shares of SANUWAVE Common Stock (which does not include the warrants issued pursuant to the Private Placement Offering, which shall not exceed 40,000 warrants to purchase shares of SANUWAVE Common Stock);
WHEREAS, the respective boards of directors of RME, MERGER SUB and SANUWAVE have deemed it advisable and in the best interests of RME, MERGER SUB and SANUWAVE that MERGER SUB merge with and into SANUWAVE, with SANUWAVE as the surviving corporation, pursuant to the terms and conditions set forth in this Agreement;
WHEREAS, the respective boards of directors of RME, MERGER SUB and SANUWAVE have approved and authorized this Agreement;

WHEREAS, this Agreement provides for the merger of MERGER SUB with and into SANUWAVE, with SANUWAVE as the surviving corporation (the “Merger”), and pursuant to which certain stockholders of SANUWAVE (non-Private Placement Offering stockholders) will receive shares and warrants of RME in exchange for their shares, certain stockholders of SANUWAVE (Private Placement Offering stockholders) will receive shares of RME in exchange for their shares, and the warrant holders and option holders of SANUWAVE will receive warrants and options of RME in exchange for their warrants and options in SANUWAVE; and
WHEREAS, the parties desire the transactions described in this Agreement to qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Code and related sections thereunder.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1 Merger.
Subject to the terms and conditions of this Agreement, the parties to this Agreement hereby agree that at the Effective Time MERGER SUB shall be merged with and into SANUWAVE upon the terms and conditions set forth herein and in accordance with the provisions of the General Corporation Law of the State of Delaware (“DGCL”). It is the intention of the parties hereto that the transactions described in this Agreement qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Code and related sections thereunder.
1.2 Effective Time.
Subject to the terms of this Agreement, RME, MERGER SUB and SANUWAVE will cause the Merger to be consummated by causing, on the Closing Date, a certificate of merger (the “Certificate of Merger”) to be executed in accordance with the relevant provisions of the DGCL and filed with the Delaware Secretary of State. The Merger shall become effective on the later of (a) the time at which the Certificate of Merger is duly filed with the Delaware Secretary of State, or (b) such other time as is agreed upon by the parties and specified in the Certificate of Merger (the “Effective Time”).
1.3 Closing.
The closing of the Merger shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Smith, Gambrell & Russell, LLP, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309, or such other location as shall be agreed upon by the parties.

ARTICLE II
CONVERSION OF SECURITIES
2.1 Terms of Merger.
In accordance with the provisions of this Agreement and the requirements of applicable Law, MERGER SUB shall be merged with and into SANUWAVE as of the Effective Time. SANUWAVE shall be the surviving corporation (hereinafter sometimes the “Surviving Corporation”) and the separate existence of MERGER SUB shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:
(a) Private Placement. Immediately prior to the Effective Time, the Private Placement Offering will be closed and (i) instructions will be given to the escrow agent to release the funds held in escrow for the purchase of the SANUWAVE Common Stock and the warrants, pursuant to the Private Placement Offering; and (ii) SANUWAVE Common Stock and warrants will be issued pursuant to the Private Placement Offering.
(b) Corporate Existence.
(1) Commencing at the Effective Time, (i) the Surviving Corporation shall continue its corporate existence as a Delaware corporation; (ii) the Surviving Corporation shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of SANUWAVE and MERGER SUB; (iii) all debts due to either of SANUWAVE or MERGER SUB, on whatever account, all causes of action and all other things belonging to either of SANUWAVE or MERGER SUB shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed of any Person; and (iv) all rights of creditors and all Liens, if any, upon any property of either of SANUWAVE or MERGER SUB shall be preserved unimpaired, such Liens shall continue to be limited to the property affected by such Liens immediately prior to the Effective Time, and all debts, liabilities and duties of SANUWAVE and MERGER SUB shall thenceforth attach to the Surviving Corporation.
(2) At the Effective Time, (i) the Certificate of Incorporation and the Bylaws of SANUWAVE, as existing immediately prior to the Effective Time, shall be and remain the Certificate of Incorporation and Bylaws of the Surviving Corporation; (ii) the members of the board of directors of SANUWAVE holding office immediately prior to the Effective Time shall continue as the members of the board of directors of the Surviving Corporation; and (iii) until the board of directors of the Surviving Corporation shall otherwise determine, all persons who hold officer positions in SANUWAVE immediately prior to the Effective Time shall continue to hold the same officer positions in the Surviving Corporation.

(c) Conversion of Securities. As of the Effective Time and without any action on the part of RME, MERGER SUB, SANUWAVE or the holders of any of the securities of any of such corporations, each of the following shall occur:
(1) Except for (i) the SANUWAVE Common Stock purchased pursuant to the Private Placement Offering and (ii) the Restricted Stock, each share of SANUWAVE Common Stock issued and outstanding immediately prior to the Effective Time and each share of SANUWAVE Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into (i) 34.2333 shares of RME Common Stock, (ii) five percent (5%) of a Class A Warrant, (iii) five percent (5%) of a Class B Warrant. All such shares of SANUWAVE Common Stock and SANUWAVE Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the delivery of an executed SANUWAVE Lockup Agreement and upon the surrender, which SANUWAVE will use its reasonable efforts to cause, of such certificate in accordance with the provisions hereof, (i) certificates evidencing such number of shares of RME Common Stock, respectively, into which such shares of SANUWAVE Common Stock and SANUWAVE Preferred Stock were converted, (ii) Class A Warrants for which such shares are convertible, and (iii) Class B Warrants for which such shares are convertible. The holders of such certificates previously evidencing shares of SANUWAVE Common Stock or shares of SANUWAVE Preferred Stock, as applicable, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of SANUWAVE Common Stock or shares of SANUWAVE Preferred Stock, as applicable, except as otherwise provided herein or by Law. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time, represented SANUWAVE Common Stock or SANUWAVE Preferred Stock, shall be deemed for all corporate purposes to evidence ownership of the number of shares of RME Common Stock, Class A Warrants and Class B Warrants into which the shares of SANUWAVE Common Stock or SANUWAVE Preferred Stock represented by such SANUWAVE certificate shall have been so converted. No dividends or other distributions declared or made with respect to RME Common Stock after the Effective Time will be paid to the holder of any certificate that prior to the Effective Time evidenced shares of SANUWAVE Common Stock or SANUWAVE Preferred Stock until the holder of such certificate (i) surrenders or exchanges such certificate as herein provided and (ii) executes and delivers the SANUWAVE Lockup Agreement. Subject to the effect of any applicable abandoned property, escheat or similar laws, following surrender of any such certificate and the execution and delivery of the SANUWAVE Lockup Agreement, there will be paid to the holder of the certificates evidencing shares of RME Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of RME Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to the surrender and a payment date occurring after surrender, payable with respect to such shares of RME Common Stock less any withholding taxes which are required thereon. No party hereto will be liable to any former holder of SANUWAVE Common Stock or SANUWAVE Preferred Stock for any RME Common Stock or dividends or distributions thereon in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any certificate representing SANUWAVE Common Stock or SANUWAVE Preferred Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of SANUWAVE Common Stock or SANUWAVE Preferred Stock claiming such certificate to be lost, stolen or destroyed and an agreement by such holder to indemnify and hold harmless RME and the Surviving Corporation against any claim that may be made against them with respect to such certificate, RME will issue in exchange for such lost, stolen or destroyed certificate RME Common Stock and Warrants to which such holder is entitled pursuant to this Agreement;

(2) Each share of SANUWAVE Common Stock purchased in the Private Placement Offering and each share of Restricted Stock shall be converted into 34.2333 shares of RME Common Stock. All such shares of SANUWAVE Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender, which SANUWAVE will use its reasonable efforts to cause, of such certificate in accordance with the provisions hereof, certificates evidencing such number of shares of RME Common Stock into which such shares of SANUWAVE Common Stock were converted. The holders of such certificates previously evidencing shares of SANUWAVE Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of SANUWAVE Common Stock, except as otherwise provided herein or by Law. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time, represented SANUWAVE Common Stock, shall be deemed for all corporate purposes to evidence ownership of the number of shares of RME Common Stock into which the shares of SANUWAVE Common Stock represented by such SANUWAVE certificate shall have been so converted. No dividends or other distributions declared or made with respect to RME Common Stock after the Effective Time will be paid to the holder of any certificate that prior to the Effective Time evidenced shares of SANUWAVE Common Stock until the holder of such certificate surrenders or exchanges such certificate as herein provided. Subject to the effect of any applicable abandoned property, escheat or similar laws, following surrender of any such certificate, there will be paid to the holder of the certificates evidencing shares of RME Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of RME Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to the surrender and a payment date occurring after surrender, payable with respect to such shares of RME Common Stock less any withholding taxes which are required thereon. No party hereto will be liable to any former holder of SANUWAVE Common Stock for any RME Common Stock or dividends or distributions thereon in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any certificate representing SANUWAVE Common Stock hall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of SANUWAVE Common Stock claiming such certificate to be lost, stolen or destroyed and an agreement by such holder to indemnify and hold harmless RME and the Surviving Corporation against any claim that may be made against them with respect to such certificate, RME will issue in exchange for such lost, stolen or destroyed certificate RME Common Stock to which such holder is entitled pursuant to this Agreement;

(3) Any shares of capital stock of SANUWAVE held in SANUWAVE’s treasury immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and
(4) Each share of capital stock of MERGER SUB issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of SANUWAVE Common Stock, which shall be owned by RME and which shall be the only outstanding shares of common stock of the Surviving Corporation from and after the Effective Time. All such shares of capital stock of MERGER SUB shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions hereof, certificates evidencing such number of shares of SANUWAVE Common Stock, respectively, into which such shares of capital stock of MERGER SUB were converted. The holders of such certificates previously evidencing shares of capital stock of MERGER SUB outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of capital stock of MERGER SUB except as otherwise provided herein or by Law.
(d) Other Matters.
(1) Upon the effectiveness of the Merger, each outstanding option, warrant or other right to acquire shares of SANUWAVE Common Stock or shares of SANUWAVE Preferred Stock, whether or not then exercisable, shall be converted into an option, warrant or right, as applicable, to purchase 34.2333 shares of RME Common Stock on the same terms as in effect immediately prior to the Merger and at a price which shall be adjusted proportionately (i.e. an option to purchase 1 share of SANUWAVE Common Stock for $100 would be adjusted proportionately to an option to purchase 34.2333 shares of RME Common Stock for $2.92 ($100/34.2333) per share).
(2) The fact that any share of SANUWAVE Common Stock or share of SANUWAVE Preferred Stock which is issued and outstanding immediately prior to the Effective Time is restricted and/or not yet vested under any SANUWAVE plan under which it was issued shall not affect the right of the holder thereof to receive the consideration payable to the other holders of SANUWAVE Common Stock and SANUWAVE Preferred Stock, subject to the provision of any such plan or this Agreement.
(3) At the Closing, the existing directors of RME shall nominate and elect to the board of directors of RME the persons designated by SANUWAVE, and the person serving as director and officer of RME immediately prior to the Closing shall thereafter resign from his positions with RME, effective as of ten (10) days from filing the 14F Information Statement with the SEC.

(4) Immediately prior to the Effective Time, the currently outstanding warrants to acquire shares of RME shall be amended to reflect an exercise price of $4.00 per share and shall be for a term of two (2) years from the Effective Time. The warrants shall not be exercisable for a period of twelve (12) months from the Effective Time, and shall be callable at $0.01 per share if RME’s stock closing bid price is $5.00 per share or higher, with 15,000 shares of average daily volume, for twenty (20) consecutive trading days or in the event RME consummates a private offering of its common stock. The warrants shall not be callable unless the warrants are exercisable (except in the event RME consummates a private offering of its common stock). At the Closing there shall be outstanding not more than 1,500,000 RME Warrants to acquire up to 1,500,000 shares of RME Common Stock.
(5) In accordance with the Stock Repurchase Agreement, at the Closing, RME shall cause certain RME shareholders to cancel all but one million five hundred thousand (1,500,000) shares of the outstanding RME Common Stock in exchange for a total of one hundred eighty thousand dollars ($180,000), payable in cash.
(6) At the Closing, RME will repay all outstanding liabilities and promissory notes, totaling approximately seventy thousand dollars ($70,000).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF RME AND MERGER SUB
RME and MERGER SUB, jointly and severally, hereby represent and warrant to SANUWAVE, as of the date hereof, and as of the Closing Date, as follows:
3.1 Existence and Good Standing of RME.
RME is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite corporate power and authority to own or lease its properties and to carry on its businesses as are now being conducted. RME is not qualified or licensed to do business as a foreign corporation in any jurisdiction and is not required to be so qualified or licensed.
3.2 Existence and Good Standing of MERGER SUB.
MERGER SUB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own or lease its properties and to carry on its businesses as are now being conducted. MERGER SUB is not qualified or licensed to do business as a foreign corporation in any jurisdiction and is not required to be so qualified or licensed.

3.3 Authority of RME.
RME has the power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance by RME of this Agreement and consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate actions, including but not limited to duly and validly authorized action and approval by the board of directors of RME. This Agreement constitutes the valid and legally binding obligation of RME, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
3.4 Authority of MERGER SUB.
MERGER SUB has the power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance by MERGER SUB of this Agreement and consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate actions, including but not limited to duly and validly authorized action and approval by the board of directors of MERGER SUB. This Agreement constitutes the valid and legally binding obligation of MERGER SUB, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
3.5 No Violation.
This Agreement has been duly executed by RME and MERGER SUB and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or violation of, or in a default under any terms or provisions of RME’s Articles of Incorporation or Bylaws (or other governing document), MERGER SUB’s Articles of Incorporation or Bylaws (or other governing document), any Law applicable to RME or MERGER SUB, or of any other Contract, Order or instrument to which either RME or MERGER SUB is a party or by which either of them is bound.
3.6 Subsidiaries.
MERGER SUB is a direct, wholly owned subsidiary of RME. Other than MERGER SUB, RME does not own any interest in any corporations, unincorporated associations, partnerships, limited liability companies, joint ventures, or any other entity.

3.7 Capitalization of RME.
The authorized capital stock of RME consists of 50,000,000 shares of RME Common Stock, $0.001 par value per share, and 5,000,000 shares of RME Preferred Stock, $0.001 par value per share. As of September 25, 2009:
(a) 1,500,000 shares of RME Common Stock are issued and outstanding, which shares are duly authorized, validly issued, fully paid and nonassessable, and were issued in accordance with the registration provisions of the Securities Act and any relevant registration or qualification provisions of state securities laws or pursuant to valid exemptions therefrom;
(b) no shares of RME Common Stock and no shares of RME Preferred Stock are held in the treasury of RME, and no shares of RME Common Stock or RME Preferred Stock are held by RME;
(c) no shares of RME Preferred Stock are issued and outstanding; and
(d) an aggregate of one million five hundred thousand (1,500,000) shares of RME Common Stock are issuable upon exercise of outstanding RME Warrants.
3.8 Capitalization of MERGER SUB.
The authorized capital stock of MERGER SUB consists of 100 shares of MERGER SUB common stock, $0.001 par value per share. As of September 25, 2009:
(a) 1 share of MERGER SUB Common Stock is issued and outstanding, which share is duly authorized, validly issued, fully paid and nonassessable, and was issued in accordance with the registration provisions of the Securities Act and any relevant registration or qualification provisions of state securities laws or pursuant to valid exemptions therefrom;
(b) no shares of capital stock of MERGER SUB, other than the currently issued share of MERGER SUB Common Stock, have ever been issued by MERGER SUB; and
(c) no shares of MERGER SUB Common Stock are held in the treasury of MERGER SUB, and no shares of MERGER SUB Common Stock are held by MERGER SUB.
3.9 Options and Warrants of MERGER SUB.
There are no options, warrants, calls, convertible securities, commitments or agreements of any character to which MERGER SUB or its sole shareholder are a party or by which MERGER SUB or its sole shareholder are bound, or are a party, calling for the issuance of shares of capital stock of MERGER SUB or any securities representing the right to purchase or otherwise receive any such capital stock of MERGER SUB. MERGER SUB has not declared and is not otherwise obligated to pay, any dividends, whether in cash, stock or other property.

3.10 Shareholders, Options and Warrants of RME.
Schedule 3.10 sets forth a true and complete list of all Persons holding RME Common Stock and the amount and percentage of RME Common Stock held by each Person. Schedule 3.10 also sets forth a true and complete list and detailed description of all the RME Warrants. Except as listed on Schedule 3.10, there are no outstanding options, warrants, purchase rights, redemption rights, contribution rights, conversion rights, exchange rights, preemptive rights, or other contracts or commitments with respect to any of the RME Common Stock and RME Preferred Stock. RME has not declared and is not otherwise obligated to pay, any dividends, whether in cash, stock or other property.
3.11 Officers and Directors.
Cornelius Hofman is the sole officer of RME and MERGER SUB and holds the positions of Chief Executive Officer, Chief Financial Officers, President, Secretary and Treasurer. Cornelius Hofman is the sole director of RME and MERGER SUB.
3.12 Banks.
Schedule 3.12 sets forth a true and complete list of: (1) the name of each bank in which RME has an account or safe deposit box, and (2) the names and addresses of all signatories to such accounts or safe deposit boxes.
3.13 Title to Assets.
RME has good and marketable title to, or valid and enforceable leasehold interest in, all of the assets of RME free and clear of all Liens. MERGER SUB does not have any assets.
3.14 Personnel, Compensation and Benefits.
(a) Neither RME nor MERGER SUB has any employees.
(b) Neither RME nor MERGER SUB has any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) effective as of the date hereof nor does RME provide benefits to former employees, officers, trustees, or directors of RME or any Affiliate of RME and neither RME nor MERGER SUB has ever adopted, been party to or had any liability under any “employee benefit plan” pursuant to which RME or any Affiliate of RME has or could have any liability in the future.
3.15 Financial Statements.
(a) The 10-K filed on May 20, 2008, with the SEC sets forth true, correct and complete copies of the December 31, 2007, audited financial statements of RME (i.e., the balance sheet as of December 31, 2007, and the related statements of income and cash flows for the year then ended for RME);
(b) The 10-K filed on March 31, 2009, with the SEC sets forth true, correct and complete copies of the December 31, 2008, audited financial statements of RME (i.e., the balance sheet as of December 31, 2008, and the related statements of income and cash flows for the year then ended for RME).

(c) The 10-Q filed on August 7, 2009, with the SEC sets forth true, correct and complete copies of the June 30, 2009, financial statements of RME (i.e., the balance sheet as of June 30, 2009, and the related statements of income and cash flows for the period then ended for RME) (the “RME Interim Financials”).
Except as set forth on Schedule 3.15, the December 31, 2007 financial statements, the December 31, 2008, financial statements, and the RME Interim Financials, have been prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, the financial condition, the results of operations, cash flows and ownership of RME’s business as of the dates and for the periods indicated therein, and are consistent in all material respects with the books and records of RME (which books and records are correct and complete in all material respects). Since June 30, 2009, there has been no material adverse change in the business, assets, financial condition or results of operations of RME.
3.16 Property.
Neither RME nor MERGER SUB owns any property, whether real or personal, tangible or intangible, having a value equal to or greater than one thousand dollars ($1,000).
3.17 Consents Required.
No consent, approval or authorization of, or any prior notice to, any third party or Governmental Authority is required in connection with the execution and delivery by RME or MERGER SUB of this Agreement or the consummation of the transactions contemplated hereby.
3.18 Indebtedness.
Schedule 3.18 sets forth a true, correct and complete list of the individual components (indicating the amount and the Person to whom such Indebtedness is owed) of all the Indebtedness outstanding with respect to RME or MERGER SUB.
3.19 Contracts.
Other than the agreements listed on Schedule 3.18 (Indebtedness) and the two warrants listed on Schedule 3.10 (Shareholders, Options, and Warrants of RME), neither RME nor MERGER SUB is a party to any Contracts, whether or not terminated or currently in force and effect, pursuant to which either RME or MERGER SUB could have any liabilities in the future.
3.20 Compliance with Laws.
RME is now, and has been, in compliance with all Laws and Orders. MERGER SUB is now, and has been, in compliance with all Laws and Orders.

3.21 Litigation.
Neither RME nor MERGER SUB is a party to nor, to the knowledge of either of their respective officers and directors, threatened to be made a party to, any civil, criminal, administrative, arbitration or other such Proceeding (including without limitations unfair labor practice matters, labor organization activities, environmental matters and civil rights violations). There are no Proceedings pending or threatened that question the validity of this Agreement or any of the transactions contemplated hereby or thereby or that otherwise relate to or may affect RME’s business or assets.
3.22 Taxes.
(a) All Tax Returns required to be filed by RME have been accurately prepared in all material respects and timely filed, and all Taxes for which RME may be held liable (other than the Taxes referred to in the next sentence) have been paid or accrued within the prescribed period or any extension thereof. All Taxes required to be withheld by RME have been collected and withheld, and have been either paid to the respective Governmental Agency, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books and records of the employer.
(b) There are no Tax Liens upon any property of RME except for Liens for current Taxes not yet due and payable.
(c) RME is not a “foreign person” within the meaning of Code Section 1445 and it will furnish SANUWAVE with an affidavit that satisfies the requirements of Code Section 1445(b)(2) upon the request of SANUWAVE.
(d) Copies of all Tax Returns required to be filed by RME in the last five (5) fiscal years have been delivered to SANUWAVE.
3.23 Insurance Policies.
RME does not have any insurance policies. MERGER SUB does not have any insurance policies.
3.24 Operations.
RME does not, and since January 1, 2007, has not engaged in any business operations. MERGER SUB has never engaged in any business operations.
3.25 Permits.
RME does not have any Permits. MERGER SUB does not have any Permits.
3.26 Undisclosed Liabilities.
Neither RME nor MERGER SUB has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Effective Time, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Effective Time.

3.27 Absence of Changes.
Except as set forth on Schedule 3.27, since June 30, 2009, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, properties, earnings, business or prospects of RME or MERGER SUB, except for expenses incurred in connection with preparation and performance of this Agreement.
3.28 Accuracy of Information.
No representation or warranty by RME or MERGER SUB contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to SANUWAVE pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Schedules and Exhibits hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.
3.29 Improper Payments.
Neither RME, MERGER SUB, nor any person acting on behalf of RME or MERGER SUB has made any payment or otherwise transmitted anything of value, directly or indirectly, to (i) any official or any government or agency or political subdivision thereof for the purpose of influencing any decision affecting the business of RME or MERGER SUB, (ii) any customer, supplier or competitor of RME or employee of such customer, supplier or competitor, for the purpose of obtaining, retaining or directing business for RME, or (iii) any political party or any candidate for elective political office, nor has any fund or other asset of RME or MERGER SUB been maintained that was not fully and accurately recorded on the books of account of RME or MERGER SUB.
3.30 Copies of Documents.
RME and MERGER SUB have made available for inspection and copying by SANUWAVE and its duly authorized representatives, and will continue to do so at all times, true and correct copies of all documents that it has filed with the SEC and all other Governmental Agencies which are material to the terms and conditions contained in this Agreement.
3.31 SEC Filings.
RME has filed all RME SEC Reports. As of their respective filing dates or, if amended, as of the date of the last such amendment filed, the RME SEC Reports, including any final registration statements, prospectus, report, schedule, form or definitive proxy statement (i) complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of RME, as of the date of this Agreement, (i) none of the RME SEC Reports is the subject of an SEC review or outstanding SEC investigation, and (ii) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to RME SEC Reports.

3.32 SarbanesOxley Compliance.
RME is in compliance with the provisions of the SarbanesOxley Act of 2002 applicable to it, including Section 404 thereof, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made.
3.33 Valid Issuance of Securities.
The shares of RME Common Stock, when issued, sold and delivered pursuant to the Merger and in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than (i) contractual restrictions on transfer contemplated by this Agreement and the Transaction Documents; and (ii) applicable state and federal securities laws.
3.34 Related Party Transactions.
Other than RME’s promissory notes with David N. Nemelka and Cornelius Hoffman listed on Schedule 3.18 (Indebtedness), no shareholder, employee, officer or director of RME or MERGER SUB or member of his or her immediate family is indebted to RME or MERGER SUB, nor is RME or MERGER SUB indebted (or committed to make loans or extend or guarantee credit) to any of them. Except as set forth on Schedule 3.18 (Indebtedness), no member of the immediate family of any officer, director or shareholder of RME or MERGER SUB is directly or indirectly interested in any contract with RME or MERGER SUB.
3.35 Foreign Assets Control Regulations.
The issuance of the shares in the Merger by RME will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, RME (i) is not or will not become a blocked person described in Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49049 (2001) and (ii) does not knowingly engage or will not engage in any dealings or transactions, or be otherwise associated, with any such person.
3.36 Private Offering by RME.
Since January 1, 2007, neither RME nor anyone acting on its behalf has offered the shares of the RME Common Stock or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the shareholders of SANUWAVE, each of which has been offered the RME Common Stock in a private sale for investment. Neither RME nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance of the shares in the Merger to the registration requirements of Section 5 of the Securities Act.

3.37 Brokers and Finders.
RME has not employed any broker, finder or agent in connection with the transactions contemplated herein and has not otherwise agreed to pay any brokerage fees, commissions or finders’ fees to any person.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SANUWAVE
SANUWAVE hereby represents and warrants to RME as of the date hereof, and as of the Closing Date, as follows:
4.1 Existence and Good Standing of SANUWAVE.
SANUWAVE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own or lease its properties and to carry on its businesses as are now being conducted. SANUWAVE is qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions where the nature of its business requires it to be so qualified, except where the failure to be so qualified has not or would not result in, or is not reasonably expected to result in, a material adverse effect.
4.2 Authority of SANUWAVE.
SANUWAVE has the power and authority to execute and deliver this Agreement and to perform and consummate the transactions contemplated hereby. The execution, delivery and performance by SANUWAVE of this Agreement and consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate actions, including but not limited to duly and validly authorized action and approval by the board of directors of SANUWAVE. This Agreement constitutes the valid and legally binding obligation of SANUWAVE, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
4.3 No Violation.
This Agreement has been duly executed by SANUWAVE and the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or violation of, or in a default under any terms or provisions of SANUWAVE’s Certificate of Incorporation or Bylaws (or other governing document), any statute applicable to SANUWAVE, or of any other Contract, or Order to which SANUWAVE is a party or by which it is bound.

4.4 Subsidiaries.
Except as set forth on Schedule 4.4, SANUWAVE does not own any interest in any corporations, unincorporated associations, partnerships, limited liability companies, joint ventures, or any other entity.
4.5 Capitalization of SANUWAVE.
The authorized capital stock of SANUWAVE consists of 750,000 shares of SANUWAVE Common Stock, $0.01 par value per share, and 750,000 shares of SANUWAVE Preferred Stock, $0.01 par value per share. As of September 24, 2009:
(a) excluding the shares of SANUWAVE Common Stock purchased pursuant to the Private Placement Offering (which shall not exceed 20,000 shares of SANUWAVE Common Stock), 17,036.25 shares of SANUWAVE Common Stock are issued and outstanding, which shares are duly authorized, validly issued, fully paid and nonassessable;
(b) 286,850 shares of SANUWAVE Preferred Stock are issued and outstanding, which shares are duly authorized, validly issued, fully paid and nonassessable;
(c) no shares of SANUWAVE Common Stock and no shares of SANUWAVE Preferred Stock are held in the treasury of SANUWAVE, and no shares of SANUWAVE Common Stock or SANUWAVE Preferred Stock are held by SANUWAVE; and
(d) excluding the warrants issued pursuant to the Private Placement Offering (which shall not exceed 40,000 warrants to purchase shares of SANUWAVE Common Stock), an aggregate of 58,617.52 shares of SANUWAVE Common Stock are issuable upon exercise of outstanding SANUWAVE Warrants/Options.
4.6 Shareholders, Options and Warrants.
SANUWAVE has made available to RME and MERGER SUB a true and complete list of all Persons holding SANUWAVE Common Stock and SANUWAVE Preferred Stock and the amount and percentage of SANUWAVE Common Stock and SANUWAVE Preferred Stock held by each Person. SANUWAVE has made available to RME and MERGER SUB a true and complete list and detailed description of all the SANUWAVE Warrants/Options. SANUWAVE has not declared and is not otherwise obligated to pay, any dividends, whether in cash, stock or other property.
4.7 Officers and Directors.
Schedule 4.7 sets forth a true and complete list of the officers and directors of SANUWAVE.

4.8 Title to Assets.
SANUWAVE has good and marketable title to, or valid and enforceable leasehold interest in, all of the assets of SANUWAVE free and clear of all Liens other than Permitted Liens.
4.9 Personnel, Compensation and Benefits.
(a) SANUWAVE is not a party to any union contracts or collective bargaining agreements.
(b) Schedule 4.9 sets forth a true and complete list of all employment contracts to which SANUWAVE is a party. Each SANUWAVE employee has entered into a non-compete and confidentiality agreement substantially in the form previously provided to RME.
(c) SANUWAVE has made available to RME a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each SANUWAVE “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) effective as of the date hereof.
4.10 Financial Statements.
RME has previously been provided with true, correct and complete copies of:
(a) the December 31, 2007, audited financial statements of SANUWAVE (i.e., the balance sheet as of December 31, 2007, and the related statements of income and cash flows for the year then ended for SANUWAVE);
(b) the December 31, 2008, audited financial statements of SANUWAVE (i.e., the balance sheet as of December 31, 2008, and the related statements of income and cash flows for the year then ended for SANUWAVE).
(c) the June 30, 2009, financials (i.e., the balance sheet as of June 30, 2009, and the related statements of income and cash flows for the period then ended for SANUWAVE) (the “SANUWAVE Interim Financials”).
Except as set forth on Schedule 4.10, the December 31, 2007 financial statements, the December 31, 2008 financial statements, and the SANUWAVE Interim Financials, have been prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, the financial condition, the results of operations, cash flows and ownership of SANUWAVE’s business as of the dates and for the periods indicated therein, and are consistent in all material respects with the books and records of SANUWAVE (which books and records are correct and complete in all material respects). Since June 30, 2009, there has been no material adverse change in the business, assets, financial condition or results of operations of SANUWAVE.

4.11 Consents Required.
Schedule 4.11 sets forth a complete and accurate list of all consent, approval or authorization of, or any notice to, any third party or Governmental Authority required in connection with the execution and delivery by SANUWAVE of this Agreement or the consummation of the transactions contemplated hereby or thereby.
4.12 Indebtedness.
Schedule 4.12 sets forth a true, correct and complete list of all the Indebtedness outstanding with respect to SANUWAVE, other than such Indebtedness as is shown on the SANUWAVE Interim Financials.
4.13 Leases and Contracts.
As of the date hereof, Schedule 4.13 sets forth all Contracts of the type described below (the “Listed Contracts”):
(i) each Material Contract with any supplier to SANUWAVE pursuant to which SANUWAVE is obligated to pay ten thousand dollars ($10,000) to such supplier to purchase goods or services in a twelve (12) month period;
(ii) each Material Contract with a customer of SANUWAVE pursuant to which a customer is obligated to purchase a minimum of ten thousand dollars ($10,000) of goods or services from SANUWAVE in a twelve (12) month period;
(iii) each Material Contract to which SANUWAVE is a party that is reasonably expected to result in payment on the part of SANUWAVE in excess of ten thousand dollars ($10,000) or the provision of goods or services by SANUWAVE valued in excess of twenty-five thousand dollars ($25,000), in either case during any twelve (12) month period;
(iv) each Material Contract related to the lease of real property; and
(v) all other Contracts that are material to the operation of SANUWAVE’s business.
Each Listed Contract is, in all material respects, (i) in full force and effect and is a valid and binding obligation of SANUWAVE and (ii) enforceable against SANUWAVE and the other parties thereto, in accordance with its terms (except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date hereof, SANUWAVE is not and, to SANUWAVE’s Knowledge, no other party is, in material breach of, or default under, any Listed Contract.

4.14 Compliance with Laws.
SANUWAVE is now, and has been since January 1, 2007, in material compliance with all Laws and Orders.
4.15 Litigation.
Except for those items listed on Schedule 4.15, SANUWAVE is not a party to nor, to SANUWAVE’s Knowledge, has it been threatened to be made a party to, any civil, criminal, administrative, arbitration or other such Proceeding (including without limitations unfair labor practice matters, labor organization activities, environmental matters and civil rights violations). There are no Proceedings pending or threatened that question the validity of this Agreement or any of the transactions contemplated hereby or thereby or that otherwise relate to or may affect SANUWAVE’s business or assets.
4.16 Taxes.
(a) All Tax Returns required to be filed by SANUWAVE have been accurately prepared in all material respects and timely filed, and all Taxes for which SANUWAVE may be held liable (other than the Taxes referred to in the next sentence) have been paid or accrued within the prescribed period or any extension thereof. All Taxes required to be withheld by SANUWAVE have been collected and withheld, and have been either paid to the respective Governmental Agency, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books and records of the employer.
(b) There are no Tax Liens upon any property of SANUWAVE except for Liens for current Taxes not yet due and payable.
(c) Copies of all Tax Returns required to be filed by SANUWAVE in the last three (3) fiscal years have been delivered to RME.
4.17 Permits.
Schedule 4.17 sets forth a complete and accurate list of all of SANUWAVE’s Permits material to the operation of SANUWAVE’s business.
4.18 Undisclosed Liabilities.
SANUWAVE has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Effective Time, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the Effective Time, which liabilities would be required to be set forth on a balance sheet of SANUWAVE prepared in accordance with GAAP, except liabilities that have arisen after the date of the SANUWAVE Interim Financial Statements in the ordinary course of business (none of which could reasonably result in a material adverse effect).

4.19 Absence of Changes.
Since June 30, 2009, there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, properties, earnings, business or prospects of SANUWAVE, except for expenses incurred in connection with preparation and performance of this Agreement.
4.20 Accuracy of Information.
No representation or warranty by SANUWAVE contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to RME pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Schedules and Exhibits hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.
4.21 Improper Payments.
Neither SANUWAVE, nor any person acting on behalf of SANUWAVE has made any payment or otherwise transmitted anything of value, directly or indirectly, to (i) any official or any government or agency or political subdivision thereof for the purpose of influencing any decision affecting the business of SANUWAVE, (ii) any customer, supplier or competitor of SANUWAVE or employee of such customer, supplier or competitor, for the purpose of obtaining, retaining or directing business for SANUWAVE, or (iii) any political party or any candidate for elective political office nor has any fund or other asset of SANUWAVE been maintained that was not fully and accurately recorded on the books of account of SANUWAVE.
4.22 Copies of Documents.
SANUWAVE has made available for inspection and copying by RME and its duly authorized representatives, and to the extent required by Law will continue to do so at all times, true and correct copies of all material documents that it has filed with any Governmental or Regulatory Agency and that is material to the terms and conditions contained in this Agreement. Furthermore, all filings by SANUWAVE with a Governmental Agency, including but not limited to the Internal Revenue Service, have contained information which is true and correct in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not misleading or which could have any material adverse effect upon the assets, properties, financial condition or operations of SANUWAVE or adversely affect the objectives of this Agreement.
4.23 Brokers and Finders.
SANUWAVE has not employed any broker, finder or agent in connection with the transactions contemplated herein and has not otherwise agreed to pay any brokerage fees, commissions or finders’ fees to any person.

ARTICLE V
CONDUCT AND TRANSACTIONS PRIOR TO THE
EFFECTIVE TIME OF THE MERGER
5.1 Conduct and Transactions of RME and MERGER SUB.
During the period from the date hereof to the Closing Date, RME and MERGER SUB shall each:
(a) Conduct its operations in the ordinary course of business, including but not limited to, paying all obligations as they mature, complying with all applicable tax laws, filing all tax returns (which shall be complete and accurate) required to be filed and paying all taxes due.
(b) Maintain its records and books of account in a manner that fairly and correctly reflects its income, expenses, assets and liabilities.
(c) Make all required filings under the Securities Act and the Exchange Act.
(d) Neither RME nor MERGER SUB shall, during such period, except in the ordinary course of business, without the prior written consent of SANUWAVE:
(1) Except as otherwise contemplated or required by this Agreement, sell, dispose of or encumber any of its properties or assets;
(2) Except as otherwise contemplated or required by this Agreement, declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;
(3) Except as otherwise contemplated or required by this Agreement, issue, reissue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock;
(4) Except as otherwise contemplated and required by this Agreement, amend its Articles of Incorporation or Bylaws or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;
(5) Except as contemplated or required by this Agreement, pay or incur any obligation or liability, direct or contingent, of more than one thousand dollars ($1,000);
(6) Incur any Indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party;
(7) Make any material change in its insurance coverage;

(8) Increase in any manner the compensation, direct or indirect, of any of its officers, directors or executive employees;
(9) Except in accordance with existing employment contracts, enter into any agreement or make any commitment to any labor union or organization; or
(10) Make any capital expenditures.
(e) RME and MERGER SUB each agree it shall not, through the Effective Time:
(1) solicit any offers to buy any securities of RME or MERGER SUB, as applicable;
(2) discuss with any party looking toward such an offer or solicitation;
(3) enter into any agreement with any party looking toward such an offer or solicitation; or
(4) enter into any agreement with any party with respect to the sale of RME capital stock, MERGER SUB capital stock or with respect to any merger, consolidation, or similar transaction.
5.2 Conduct and Transactions of SANUWAVE.
During the period from the date hereof to the date of Closing, SANUWAVE shall:
(a) Conduct the operations of SANUWAVE in the ordinary course of business.
(b) SANUWAVE shall not during such period, except in the ordinary course of business, without the prior written consent of RME:
(1) Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;
(2) Except as otherwise contemplated and required by this Agreement, amend its Certificate of Incorporation or Bylaws or merge or consolidate with or into any other corporation or sell all or substantially all of its assets.
(3) Will not issue any stock, warrants, options or other rights to acquire capital stock of SANUWAVE in excess of the amounts represented in Section 4.5.

ARTICLE VI
RIGHTS OF INSPECTION
During the period from the date of this Agreement to the Closing Date, RME, MERGER SUB and SANUWAVE agree to use their best efforts to give the other parties, including its representatives and agents, full access to the premises, books and records of each of the entities, and to furnish the other parties with such financial and operating data and other information including, but not limited to, copies of all legal documents and instruments referred to on any Schedule or Exhibit hereto, with respect to the business and properties of RME, MERGER SUB or SANUWAVE, as the case may be, as another party shall from time to time request; provided, however, if there are any such investigations: (1) they shall be conducted in such manner as not to unreasonably interfere with the operation of the business of the other parties and (2) such right of inspection shall not affect in any way whatsoever any of the representations or warranties given by the respective parties hereunder. In the event of termination of this Agreement, RME, MERGER SUB and SANUWAVE will each return to the other parties all documents, work papers and other materials obtained from the other parties in connection with the transactions contemplated hereby, and will take such other steps necessary to protect the confidentiality of such material.
ARTICLE VII
CLOSING
7.1 Closing Deliveries of SANUWAVE.
(a) Third Party Consents. Copies of all consents, notices and approvals listed on Schedule 4.11 shall have been provided to RME at or prior to the Closing.
(b) SANUWAVE Closing Certificate. A closing certificate executed on behalf of SANUWAVE confirming the matters referred to in Sections 9.1 and 9.2.
(c) SANUWAVE Resolutions. Certified copy of the resolutions of the board of directors and shareholders of SANUWAVE approving the transactions contemplated by this Agreement (the “SANUWAVE Resolutions”).
(d) Good Standing Certificates. Certificates, dated not more than ten (10) Business Days prior to the Closing Date, of any state of the United States or any other jurisdiction where SANUWAVE is qualified to do business providing that SANUWAVE is in good standing.
(e) SANUWAVE Secretary’s Certificate. A Certificate from the secretary of SANUWAVE, dated as of the Closing Date, certifying to: (i) the certificate of incorporation and bylaws of SANUWAVE; (ii) the SANUWAVE Resolutions; and (iii) the incumbency and signatures of the officers of SANUWAVE signing this Agreement or any other certificate or document delivered in connection herewith.
(f) SANUWAVE Lockup Agreements. Duly executed copies of the SANUWAVE Lockup Agreements.
(g) Other Documents. All other previously undelivered documents, instruments or writings required to be delivered by SANUWAVE to RME or MERGER SUB at or prior to the Closing pursuant to this Agreement and such other documents and instruments as RME or MERGER SUB or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

7.2 Closing Deliveries of RME and MERGER SUB.
(a) RME Closing Certificate. A closing certificate executed on behalf of RME confirming the matters referred to in Sections 8.1 and 8.2.
(b) MERGER SUB Closing Certificate. A closing certificate executed on behalf of MERGER SUB confirming the matters referred to in Sections 8.1 and 8.2.
(c) RME Resolutions. Certified copy of the resolutions of the board of directors of RME approving the transactions contemplated by this Agreement (the “RME Resolutions”).
(d) MERGER SUB Resolutions. Certified copy of the resolutions of the board of directors and shareholders of MERGER SUB approving the transactions contemplated by this Agreement (the “MERGER SUB Resolutions”).
(e) Good Standing Certificates. Certificates, dated not more than ten (10) Business Days prior to the Closing Date, of any state of the United States or any other jurisdiction where RME or MERGER SUB is qualified to do business providing that RME and MERGER SUB, as applicable, are in good standing.
(f) RME Secretary’s Certificate. A Certificate from the secretary of RME, dated as of the Closing Date, certifying to: (i) the articles of incorporation and bylaws of RME; (ii) the RME Resolutions; and (iii) the incumbency and signatures of the officers of RME signing this Agreement or any other certificate or document delivered in connection herewith.
(g) MERGER SUB Secretary’s Certificate. A Certificate from the secretary of MERGER SUB, dated as of the Closing Date, certifying to: (i) the articles of incorporation and bylaws of MERGER SUB; (ii) the MERGER SUB Resolutions; and (iii) the incumbency and signatures of the officers of MERGER SUB signing this Agreement or any other certificate or document delivered in connection herewith.
(h) Indemnification. A duly executed and authorized copy of the Indemnification Agreement to SANUWAVE, in the form attached hereto as Exhibit A.
(i) Resignations. The resignation of Cornelius Hofman from all officer and director positions with RME and MERGER SUB.
(j) Warrant Amendments. Amendments to the currently outstanding warrants to acquire shares of RME in accordance with Section 2.1(d)(4).
(k) RME Common Stock Outstanding. Duly executed copies of the Stock Repurchase Agreements.
(l) Nemelka Lockup Agreements. Duly executed copies of the Nemelka Lockup Agreements.

(m) Filings. A copy of the 10-Q filed by RME with the SEC for the quarter ended June 30, 2009, which complies with applicable requirements.
(n) Authorization for Issuance of Stock. SANUWAVE shall have received, in form and substance satisfactory to counsel for SANUWAVE, (i) a letter instructing and authorizing the Registrar and Transfer Agent for the shares of RME Common Stock to issue stock certificates with the appropriate legend relating to the restricted nature of the shares under the Securities Act and representing ownership of RME Common Stock to SANUWAVE shareholders in accordance with the terms of this Agreement, and (ii) a letter from said Registrar and Transfer Agent acknowledging receipt of the letter of instruction and stating to the effect that the Registrar and Transfer Agent holds adequate supplies of stock certificates necessary to comply with the letter of instruction and the terms and conditions of this Agreement.
(o) Other Documents. All other previously undelivered documents, instruments or writings required to be delivered by RME or MERGER SUB to SANUWAVE at or prior to the Closing pursuant to this Agreement and such other documents and instruments as SANUWAVE or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.
ARTICLE VIII
CONDITIONS PRECEDENT TO SANUWAVE’S OBLIGATION
The obligation of SANUWAVE to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by SANUWAVE.
8.1 Representations and Warranties True.
The representations and warranties of RME and MERGER SUB contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such time.
8.2 Performance of Obligations.
RME and MERGER SUB shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to the Closing and RME and MERGER SUB shall be ready and able to perform and comply with their obligations at the Closing.
8.3 Changes in Financial Condition of RME and MERGER SUB.
There shall not have occurred any material adverse change in the financial condition or in the operations of the business of either RME or MERGER SUB, except expenditures in furtherance of this Agreement.

8.4 Investment Representation Statement.
SANUWAVE shall received executed copies of the Investment Representation Statement, substantially in the form of Exhibit B, by holders of one hundred percent (100%) of SANUWAVE’s outstanding shares and one hundred percent (100%) of the holders of the SANUWAVE Warrants/Options (other than employee options).
8.5 Shareholder Consent.
SANUWAVE shall have received the consent of the holders (as of the Record Date) of one hundred percent (100%) of the SANUWAVE Common Stock and one hundred percent (100%) of the SANUWAVE Preferred Stock to the Merger.
8.6 Statutory Requirements.
All statutory requirements for the valid consummation by RME and MERGER SUB of the transactions contemplated by this Agreement shall have been fulfilled.
8.7 Absence of Pending Litigation.
There shall be no litigation, proceeding or investigation pending or threatened against RME or MERGER SUB.
8.8 Delivery of Materials.
RME and MERGER SUB shall have delivered to SANUWAVE each of the materials required to be delivered by RME and MERGER SUB under Section 7.2 hereof.
ARTICLE IX
CONDITIONS PRECEDENT TO RME’S OBLIGATION
The obligation of RME to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by RME.
9.1 Representations and Warranties True.
The representations and warranties of SANUWAVE contained in this Agreement or in any schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date as though such representations and warranties were made at and as of such time.
9.2 Performance of Obligations.
SANUWAVE shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to the Closing and SANUWAVE shall be ready and able to perform and comply with its obligations at the Closing.

9.3 Changes in Financial Condition of SANUWAVE.
There shall not have occurred any material adverse change in the financial condition or in the operations of the business of SANUWAVE, except expenditures in furtherance of this Agreement.
9.4 Statutory Requirements.
All statutory requirements for the valid consummation by SANUWAVE of the transactions contemplated by this Agreement shall have been fulfilled.
9.5 Absence of Pending Litigation.
There shall be no litigation, proceeding or investigation pending or threatened against SANUWAVE which questions the validity or legality of this Agreement or of any action taken or to be taken by SANUWAVE pursuant to or in connection with the provisions of this Agreement.
9.6 Delivery of Materials.
SANUWAVE shall have delivered to RME and MERGER SUB each of the materials required to be delivered by SANUWAVE under Section 7.1 hereof.
ARTICLE X
COVENANTS AND FURTHER ASSURANCE
10.1 The parties covenant and agree that they shall, from time to time, execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, receipts and other instruments, and shall take or cause to be taken such further or other actions as the other party or parties to this Agreement may reasonably deem necessary in order to carry out the purposes and intent of this Agreement. RME agrees to have filed with the SEC a Current Report Form 8-K within the prescribed period therein reflecting the terms of the Merger with the required financial statements of SANUWAVE.
10.2 SANUWAVE, RME and MERGER SUB all covenant and agree to use their best efforts to obtain the shareholder approval required for the consummation of the Merger and the transactions contemplated by this Agreement within ten (10) days of the execution of this Agreement.
10.3 SANUWAVE and RME each covenant and agree to file the Current Report Form 8-K with the SEC within four (4) Business Days of the execution of this Agreement.
10.4 SANUWAVE and RME each covenant and agree to file the 14F Information Statement within five (5) Business Days of the filing of the Current Report Form 8-K.

ARTICLE XI
TERMINATION OF AGREEMENT
AND ABANDONMENT OF REORGANIZATION
11.1 Termination.
This Agreement may be terminated prior to the Closing as follows:
(a) at the election of RME, in the event that SANUWAVE shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any document or other paper delivered pursuant to this Agreement;
(b) at the election of SANUWAVE, in the event that RME or MERGER SUB shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any document or other paper delivered pursuant to this Agreement;
(c) at the election of RME or SANUWAVE, if any legal proceeding is commenced or threatened by any Governmental Authority directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either of RME or SANUWAVE, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;
(d) at any time on or prior to the Closing Date, by mutual written consent of the parties hereto;
(e) at the election of SANUWAVE, in the event that one or more shareholders of SANUWAVE exercises its appraisal rights pursuant to Section 262 of the DGCL; or
(f) at any time after September 30, 2009, at the election of either RME or SANUWAVE, provided the party so terminating (and its Affiliates) is not in default under this Agreement.
11.2 Post Termination Obligations.
If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force and effect, except for the provisions of Sections 13.8 (Expenses), and none of the parties hereto shall have any liability in respect of such termination except that any party shall be liable to the extent that failure to satisfy the conditions of Articles VIII or IX results from the violation or breach of any of the representations, warranties, covenants or agreements of such party under this Agreement.

ARTICLE XII
ISSUANCE OF SHARES; FRACTIONAL SHARES
12.1 Issuance of Share Certificates.
At the Closing, RME shall issue a letter to the transfer agent of RME with a copy of the resolution of the Board of Directors of RME authorizing and directing the issuance of RME Common Stock as required by this Agreement. Any fractional shares of RME Common Stock issuable as a result of this exchange shall be rounded up to the next whole number of shares.
12.2 Restrictions on Shares Issued to SANUWAVE Stockholders.
SANUWAVE stockholders will receive shares of RME Common Stock in connection with the Merger which have not been registered under the Securities Act by virtue of the exemption provided in Regulation D adopted pursuant to the Securities Act and/or Section 4(2) of the Securities Act, the certificates for those shares of RME Common Stock issued pursuant to the Merger will contain substantially the following legend:
“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be sold or offered for sale in the absence of an effective Registration Statement for the shares under the Securities Act of 1933, as amended, or an opinion of counsel to the Corporation that such registration is not required.”
ARTICLE XIII
MISCELLANEOUS
13.1 Amendment.
This Agreement may be amended by the parties at any time before or after the approval of the shareholders of MERGER SUB or SANUWAVE; provided, however, that after any such time, there shall not be made any amendment that by Law requires further approval by the shareholders of MERGER SUB or SANUWAVE without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
13.2 Representations and Warranties.
None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. The foregoing sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

13.3 Notices.
All notices, requests, demands, tenders or other communications required or permitted hereunder must be in writing and are deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail, return receipt requested, postage prepaid, receipt acknowledged, (c) sent by Federal Express or other nationally recognized overnight courier service or overnight express U.S. Mail, postage prepaid, or (d) sent by facsimile or e-mail transmission, followed with an original sent in accordance with (a), (b) or (c) above, as follows:

If to “RME”	If to “SANUWAVE”

Rub Music Enterprises, Inc.	Sanuwave, Inc.
5555 North Star Ridge Way	11680 Great Oaks Way, Suite 350
Star, Idaho 83669	Alpharetta, Georgia 30022
Attn: Barry Jenkins

With copies to (which shall not constitute notice):	With copies to (which shall not constitute notice):

Cletha A. Walstrand, Esq.	John C. Ethridge, Jr., Esq.
Attorney at Law	Smith, Gambrell & Russell, LLP
1322 West Pachua Circle	Promenade II, Suite 3100
Ivans, Utah 84738	1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Notices personally delivered or transmitted by facsimile (with confirmation of delivery) are deemed to have been given on the date so delivered or transmitted; provided, that if the confirmation of delivery sets forth a delivery time later than 5:00PM on any Business Day, then the facsimile will be deemed delivered on the succeeding Business Day. Notices mailed are deemed to have been given on the date three (3) Business Days after the date posted, and notices sent in accordance with (c) above are deemed to have been given on the next Business Day after delivery to the courier service or U.S. Mail (in time for next day delivery). The parties may change their address for receipt of Notices by delivery of a Notice of change of address in accordance with the terms of this Section 13.3.
13.4 Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the execution of this Agreement, facsimile or scanned and emailed manual signatures shall be fully effective for all purposes.
13.5 Entire Agreement; No Third Party Beneficiaries.
This Agreement and the Schedules and Exhibits attached hereto and the Transaction Documents, represent the entire agreement of the undersigned regarding the subject matter hereof, and supersedes all prior written or oral understandings or agreements between the parties. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.6 Severability.
Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions are fulfilled to the extent possible.
13.7 Expenses.
Each party shall bear its own expenses incurred in connection with the negotiation, execution, closing, and performance of this Agreement, including counsel fees and accountant fees.
13.8 Captions and Section Headings.
Captions and section headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
13.9 Governing Law.
This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware excluding its conflicts of laws provisions.
13.10 Enforcement and Interpretation.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to interpret or enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.
13.11 Time of Essence.
Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12 Extension; Waiver.
At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
13.13 Assignment.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

RUB MUSIC ENTERPRISES, INC.
By:	/s/
	Name:	Cornelius Hofman
	Title:	President

RME DELAWARE MERGER SUB, INC.
By:	/s/
	Name:	Cornelius Hofman
	Title:	President

SANUWAVE, INC.
By:	/s/
	Name:	Christopher M. Cashman
	Title:	President and CEO
Signature page to the Agreement and Plan of Merger

ANNEX A
“Affiliate” of a Person shall mean any Person controlling, controlled by, or under common control with, such Person.
“Agreement” has the meaning set forth in the forepart of this Agreement.
“Business Day” means a day other than a Saturday, a Sunday or a day on which banks in New York, New York or Atlanta, Georgia are permitted or required to close.
“Certificate of Merger” has the meaning set forth in Section 1.2.
“Class A Warrant” means a warrant to purchase a share of RME Common Stock at a purchase price of $4 per share, in accordance with the Class A Warrant Agreement attached hereto as Exhibit C.
“Class B Warrant” means a warrant to purchase a share of RME Common Stock at a purchase price of $8 per share, in accordance with the Class B Warrant Agreement attached hereto as Exhibit D.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” means the date on which the Closing occurs.
“Code” means the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder).
“Contract” means any agreement, arrangement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).
“DGCL” has the meanings set forth in Section 1.1.
“Effective Time” has the meanings set forth in Section 1.2.
“Exchange Act” means the Security Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any: (i) federal, state, county, city, town, village, district, tribal or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, tribal or other government; (iii) governmental or quasigovernmental authority of any nature (including any governmental agency, board, branch, bureau, commission, department, official, or entity); (iv) court, tribunal or judicial body or arbitral or alternative dispute resolution entity with jurisdiction or authority; or (v) an entity exercising, or entitled to exercise, any administrative, executive, juridical, legislative, police, regulatory or taxing authority or power of any nature.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.
“Knowledge of RME” means the knowledge of a fact or other matter by an officer or director of RME. For purposes of this definition, an individual will be deemed to have knowledge of a particular fact or other matter if such individual (i) is actually aware of such fact or other matter after reasonable inquiry or (ii) in the absence of reasonable inquiry, would have been aware of such fact or other matter if reasonable inquiry had been made.
“Law” means, as to any Person, all laws, statutes, codes, ordinances, rules, regulations, Permits, and other pronouncements having the force of law of the United States and of each jurisdiction in the United States applicable to such Person or any of its assets, properties or business and shall include the Laws of any domestic or foreign state, district, county, city or other political subdivision of any Governmental Authority.
“Liens” means any and all liens, security interests, pledges, assessments, capital call requirements, charges, commitments, encumbrances, escrows, levies, pledges, restrictions (including restrictions on use, voting, transfer, or receipt of income), rights of first offer or refusal, co-sale rights (whether tag along, drag along or other), third party claims, options, voting trusts or agreements, proxies, marital or community property interests or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, or other claims or charges of any nature whatsoever, including any restriction on the exercise of any attributes of ownership.
“Listed Contracts” has the meaning set forth in Section 4.13.
“Material Contract” means a contract to which SANUWAVE is a party relating to SANUWAVE’s business that is material to SANUWAVE’s business.
“Merger” has the meaning set forth in the recitals of this Agreement.
“MERGER SUB” has the meaning set forth in the forepart of this Agreement.
“MERGER SUB Common Stock” has the meaning set forth in the recitals of this Agreement.
“MERGER SUB Resolutions” has the meaning set forth in Section 7.2(d).
“Nemelka Lockup Agreements” means, collectively, (i) that certain lock-up agreement, dated September 25, 2009, between RME and David N. Nemelka and (ii) that certain lock-up agreement, dated September 25, 2009, between RME and McKinley Capital 401(k) Roth Plan.

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“Order” means any decision or award, decree, injunction, judgment, order, quasijudicial decision or award, ruling, or writ of any domestic or foreign federal, national, state or local or other court, arbitrator (with binding effect), tribunal, administrative agency or authority.
“Permit” means any permit, license, approval, consent, or authorization issued by a Governmental Authority.
“Permitted Liens” means (a) liens shown on a balance sheet as securing specified liabilities or obligations and liens incurred in connection with the purchase of property and/or assets, if such purchase was effected after the date of the last balance sheet, with respect to which no default exists; (b) minor imperfections of title, if any, none of which are substantial in amount, detract from the value or impair the use of the property subject thereto, or impair the operations of SANUWAVE, and which have arisen only in the ordinary course of business and consistent with past practice since the date of the last balance sheet; (c) liens for current Taxes not yet due or delinquent; and (d) such minor title defects, failure to have valid leasehold interest in, or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, if any, as individually or in the aggregate do not materially impair the value of the property subject to such Lien or the use of the property in the conduct of the business of the Person.
“Person” shall mean and include any individual, corporation, partnership, firm, association, joint venture, trust or other entity, or any government, regulatory, administrative or political subdivision or agency, department or instrumentality thereof.
“Private Placement Offering” means the issuance of up to 20,000 units (as defined in the subscription agreement) in a private placement to “accredited investors” on the terms and conditions set forth in that certain form of Sanuwave, Inc. subscription agreement.
“Proceeding” means any complaint, action, lawsuit, hearing, investigation, charge, audit, claim or demand.
“Record Date” means the close of business on the day on which the board of directors of SANUWAVE adopts the resolution approving this Agreement.
“Restricted Stock” means the SANUWAVE Common Stock subject to forfeiture in certain events including, among others, the failure of SANUWAVE to consummate a share exchange or reverse merger with a public shell company on or before October 31, 2009, or the failure of the recipient to remain employed by SANUWAVE during specified vesting periods.
“RME” has the meaning set forth in the forepart of this Agreement.
“RME Common Stock” has the meaning set forth in the recitals of this Agreement.
“RME Interim Financials” has the meaning set forth in Section 3.15.
“RME Preferred Stock” has the meaning set forth in the recitals of this Agreement.

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“RME Resolutions” has the meaning set forth in Section 7.2(c).
“RME SEC Reports” means each form, report, schedule, statement and other document required to be filed by RME since December 18, 2007 under the Exchange Act or the Securities Act.
“RME Warrants” has the meaning set forth in the recitals of this Agreement.
“SANUWAVE” has the meaning set forth in the forepart of this Agreement.
“SANUWAVE Common Stock” has the meaning set forth in the recitals of this Agreement.
“SANUWAVE Interim Financials” has the meaning set forth in Section 4.10(c).
“SANUWAVE Lockup Agreements” means those certain lock-up agreements, by and between SANUWAVE and each shareholder of SANUWAVE as of September 24, 2009.
“SANUWAVE Preferred Stock” has the meaning set forth in the recitals of this Agreement.
“SANUWAVE Resolutions” has the meaning set forth in Section 7.1(c).
“SANUWAVE Warrants/Options” has the meaning set forth in the recitals of this Agreement.
“SANUWAVE’s Knowledge” means the knowledge of a fact or other matter by the CEO or CFO of SANUWAVE. For purposes of this definition, an individual will be deemed to have knowledge of a particular fact or other matter if such individual (i) is actually aware of such fact or other matter after reasonable inquiry or (ii) in the absence of reasonable inquiry, would have been aware of such fact or other matter if reasonable inquiry had been made.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder
“Stock Repurchase Agreements” means those certain stock repurchase agreements between RME and certain shareholders of RME, pursuant to which RME redeems some or all of the RME Common Stock held by such shareholders.
“Surviving Corporation” has the meaning set forth in Section 2.1.

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“Tax” means (a) any foreign, United States federal, state or local net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or taxing authority, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other entity, and (c) any liability for the payment of any amounts as a result of being a party to any Tax sharing agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means the SANUWAVE Lockup Agreements and the Nemelka Lockup Agreements.

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EXHIBIT A
INDEMNIFICATION AGREEMENT TO SANUWAVE
See attached.

EXHIBIT B
INVESTMENT REPRESENTATION STATEMENT
In connection with my approval of the merger of Sanuwave, Inc. with a wholly owned subsidiary of Rub Music Enterprises, Inc., a Nevada corporation, (the “Company”) and the resulting acquisition of common stock, par value $.001, of the Company (the “Securities”), the undersigned represents to the Company the following:
Investment.
I am aware of the Company’s business affairs and financial condition. I am purchasing the Securities for investment for my own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. The Securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends on, among other things, the bona fide nature of the investment intent as expressed herein. In this connection I understand that the Company is relying in part upon the truth and accuracy of, and my compliance with, the representations set forth herein in order to determine the availability of such exemption and my eligibility to acquire the Securities.
I have examined or have had an opportunity to examine, before the date hereof, such documents and information relevant to this transaction as may have been requested from the Company, in that connection, I have taken all steps necessary to evaluate the merits and risks of this offering.
I have had an opportunity to ask questions of and receive answers from officers of the Company, or a person or persons acting on its behalf, concerning the terms and conditions of this investment, and all such questions have been answered to my full satisfaction.
Restrictions on Transfer Under Securities Act.
I further acknowledge and understand that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act and registered and/or qualified under applicable state securities laws or unless an exemption from such registration and/or qualification is available. Moreover, I understand that the Company is under no obligation to register the Securities. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or unless the Company receives an opinion of counsel reasonably satisfactory to the Company that such registration is not required.
Sales Under Rule 144.
I am aware of the adoption of Rule 144 by the SEC promulgated under the Securities Act, which in substance permits limited public resale of securities acquired in a non public offering subject to the satisfaction of certain conditions, including: (i) the availability of certain current public information about the Company, (ii) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a “ market maker,” and (iv) the amount of securities sold during any three-month period not exceeding specified limitations (generally 1% of the total shares outstanding).

Limitations on Rule 144.
I further acknowledge and understand that the Company is currently, but at any time I wish to sell the Securities may not be, satisfying the public information requirement of Rule 144, and, in such case, I may be precluded from selling the Securities under Rule 144 even if the minimum holding period under Rule 144 had been satisfied.
Accredited Investor.
I am either:
(A) an “accredited investor” as defined by Regulation D as set forth below;
According to Rule 501(a) of Regulation D, “accredited investor” means any person who comes within any of the following categories, or who the Company reasonable believes comes within any of the following categories, at the time of the sale of the Shares to that person:
Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; an insurance company as defined in section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; a Small business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a State or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;
Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

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Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of that issuer;
Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;
Any natural person who had individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in section 30.506(b)(2)(ii); and
Any entity in which all of the equity owners are accredited investors.
OR
(B) not an “accredited investor,” but I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of an investment in the Securities.
In Witness Whereof, the undersigned has executed this Investor Representation Statement with the intent and knowledge that the Company will rely on the truth and completeness of the representations and warrantees contained herein.

DATE: , 2009	If PURCHASER is/are individual(s), sign here:

Signature:

Print Name:

If PURCHASER is an entity, sign here:

Entity Name:

Signature:

Print Name:

Title:

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EXHIBIT C
CLASS A WARRANT AGREEMENT
See attached.

EXHIBIT D
CLASS B WARRANT AGREEMENT
See attached.